Exhibit 99.1

To Our Shareholders,

We intend to provide financial and business updates in our Annual Report later in the first quarter, as we have done regularly since becoming a public company in 2013. However, given the decision to suspend development of seladelpar in November 2019 - a decision made with the safety and care of patients at the forefront of our minds - and the progress that we have made since then, we felt it was important to provide you with an interim update on the ongoing activities at CymaBay.

As noted in our November announcement, the decision to halt development of seladelpar across all indications was based on initial histological findings observed in end of treatment biopsies from the Phase 2b study of seladelpar in nonalcoholic steatohepatitis (NASH). Planned, blinded histological assessments of the first tranche of liver biopsies in the trial revealed atypical histological findings in some patients. Although these patients had stable or improving biochemical markers of liver disease, the decision to halt development was based on a need to understand the significance of the findings, and possible impact on patients, before dosing additional patients with seladelpar. This decision was made in discussion with the FDA.

Since that decision, we have been working to close down clinical studies in an effort to reduce expenses, while ensuring the highest quality analysis of the safety findings from the Phase 2b NASH clinical study. For our primary biliary cholangitis (PBC) studies, which enrolled more than 350 patients across over 20 countries, termination activities, including end-of-treatment and follow-up visits, are expected to largely conclude in the second quarter of 2020. For the Phase 2b NASH clinical study, to better understand the atypical findings in some patients and respond to various FDA requests, patients are in the process of completing end-of-treatment biopsies and final study visits. While we have made substantial progress to close down this study, the termination activities will extend beyond mid-year, as patients with atypical histologic findings will have an additional follow-up biopsy conducted six months post end-of-treatment.

In addition to study close out activities, we are preparing for an independent, expert review of the NASH biopsies and an analysis of additional biomarkers that may further elucidate the nature and significance of the atypical findings. The primary objective of this effort is to meet our ethical and regulatory requirements for patients. As part of this effort we have scheduled a meeting with the FDA for the first quarter. We plan to discuss study close-out and patient follow-up activities with the FDA, respond to their information requests and engage with them on possible next steps for seladelpar.

Despite these ongoing activities, our Board of Directors and management team have undertaken (and continue to evaluate) additional cost cutting measures while our on-going study close-out activities continue. In December 2019, we announced a reduction in workforce of approximately 60%, and today, we announced that we have decreased the size of the Board of Directors from nine to five seats. We believe a reduced Board size is appropriate given our current circumstances while maintaining strong, independent, and effective oversight of CymaBay during this period.

Our estimated 2019 year-end cash, cash equivalents and marketable securities was $191 million. Based on our projections for obligations related to clinical study close-out and patient follow-up costs, severance related to additional headcount reductions, and other operating expenses, we estimate a total cash burn of between $30 - $50 million in the first half of 2020, approximately $20 -$35 million of which is for the required clinical study close-out and patient follow-up activities.

Finally, in parallel with these activities, our Board and management team have been working to assess all potential ways to maximize value for our shareholders, including liquidation, sale, merger, asset acquisitions, and/or continuing development of our internal programs. In recent weeks and at the JP Morgan Healthcare Conference in San Francisco earlier this month we had the opportunity to speak with a number of our shareholders. I am pleased by their continued support for our process as we explore all potential alternatives for CymaBay’s future. We appreciate the input we have received from all of our investors, and their robust engagement in our process. We are also aware of the condensed timeframe in which decisions must be made to maximize our financial and human capital and are therefore acting expeditiously.

I, along with the Board of Directors, understand the value of our financial and human capital and will continue to explore all options to retain and expand that value to the benefit of all shareholders. Our Board of Directors continues to reflect a diverse and independent set of individuals with broad backgrounds. Their experience as public market investors, experienced biotech CEOs, heads of scientific and clinical research, and financial experts encompasses the types of skills needed to ensure a broad shareholder perspective and to assess all opportunities for shareholder value creation at CymaBay. The Board of Directors, the management team, and I fully understand and appreciate the challenge ahead and the responsibility to our shareholders. We will continue to make decisions as we have always done, in the best interest of patients and in the best interest of our shareholders.

Sincerely,

Sujal Shah

President and Chief Executive Officer

CymaBay Therapeutics, Inc.

Statements in this letter regarding future events, results or expectations are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, our expectations regarding the expected actions and timing for winding down and terminating existing studies, timing and expectations regarding future interactions with the FDA, estimated 2019 year-end cash and estimated cash burn in the first half of 2020. Actual results may differ from these expectations as a result of a number of factors, including expected cash is preliminary, and subject to adjustment during the audit process, and those set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission on November 5, 2019. CymaBay undertakes no obligation to update these statements as a result of future events, except as required by law.